SECURITIES AND EXCHANGE COMMISSION
                 WASHINGTON, D.C. 20549


                SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934



(x )  Filed by the Registrant
(  )  Filed by a Party other than the Registrant

Check the appropriate box:

( )  Preliminary Proxy Statement
(  )  Confidential, for Use of the Commission Only (as permitted by
      Rule 14a-b(e)(2))
(x )  Definitive Proxy Statement
(  )  Definitive Additional Materials
(  )  Soliciting Material Pursuant to (section mark)240.14a-11(c) or
      (section mark)240.14a-12


                       BOWATER INCORPORATED

            (Name of Registrant as Specified In Its Charter)



   (Name of Person(s) Filing Proxy Statement If Other Than Registrant)


PAYMENT OF FILING FEE (Check the appropriate box):

(x )  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
(  )  $500 per each party to the controversy pursuant to Exchange Act
      Rule 14a-6(i)(3).
(  )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)  Title of each class of securities to which transaction applies:

      2)  Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: *

      4)  Proposed maximum aggregate value of transaction:

      5)  Total fee paid:

(Set forth the amount on which the filing fee is calculated and state how it was determined)

( ) Fee previously paid with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:              $

    2)  Form, Schedule or Registration Statement No.:

    3)  Filing Party:

    4)  Date Filed:

(Bowater logo appears here)

Bowater Incorporated
55 East Camperdown Way
Post Office Box 1028
Greenville, SC 29602

March 31, 1996

     To All Shareholders:

          You are cordially invited to attend the Annual Meeting of Shareholders of Bowater Incorporated (the "Company"), which will be held at the Hotel Inter-Continental, 111 East 48th Street, New York, New York, on Tuesday, May 21, 1996, at ten thirty a.m. All holders of the Company's outstanding Common Stock and Depositary Shares, each representing a one-fourth interest in the Company's 7% PRIDES, Series B Convertible Preferred Stock, of record at the close of business on March 22, 1996, are entitled to notice of and to vote at the Annual Meeting.

          Time will be set aside for discussion of each item of business described in the accompanying Notice of Annual Meeting and Proxy Statement. A current report on the business operations of the Company will be presented at the Annual Meeting and shareholders will have an opportunity to ask questions.

          Upon adjournment of the Annual Meeting, a number of the directors and officers will be available to confer informally with shareholders.

          We hope that you will attend the Annual Meeting. Whether or not you plan to attend, please sign, date and return your proxy promptly in the envelope provided in order to make certain that your shares will be represented at the Annual Meeting.

          The Company's Annual Report for 1995 is included in this package, and we urge you to read it carefully.

                                         Sincerely yours,

                                 (sig of Arnold M. Nemirow appears here)

                                         ARNOLD M. NEMIROW
                                         CHAIRMAN OF THE BOARD,
                                         PRESIDENT AND CHIEF EXECUTIVE
                                         OFFICER

                              BOWATER INCORPORATED

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 21, 1996

             The 1996 Annual Meeting of Shareholders of BOWATER
        INCORPORATED (the "Company") will be held at the Hotel
        Inter-Continental, 111 East 48th Street, New York, New York, on Tuesday, May 21, 1996, at ten thirty a.m. for the following purposes:

                 (1) To elect three directors, each for a term of three
            years;

                 (2) To vote on the ratification of the appointment of
            KPMG Peat Marwick LLP as the Company's independent auditors for the year ending December 31, 1996; and

                 (3) To transact such other business as may properly
            come before the Annual Meeting or any adjournments thereof.

             Holders of Common Stock and Depositary Shares, each representing a one-fourth interest in the Company's 7% PRIDES, Series B Convertible Preferred Stock, of record at the close of business on March 22, 1996, are entitled to notice of and to vote at the Annual Meeting.

                                         By order of the Board of
                                         Directors,
                                     (sig of Wendy C. Shiba appears here)
                                         WENDY C. SHIBA
                                         SECRETARY

        Greenville, South Carolina
        March 31, 1996

        SHAREHOLDERS ARE URGED TO EXECUTE AND RETURN THE PROXY PROMPTLY
                           IN THE ENVELOPE PROVIDED.

                              BOWATER INCORPORATED
                             55 EAST CAMPERDOWN WAY
                                 P.O. BOX 1028
                        GREENVILLE, SOUTH CAROLINA 29602

                                PROXY STATEMENT
                              DATED MARCH 31, 1996

                       FOR ANNUAL MEETING OF SHAREHOLDERS
                    TO BE HELD AT 10:30 A.M. ON MAY 21, 1996
                            HOTEL INTER-CONTINENTAL
                              111 EAST 48TH STREET
                               NEW YORK, NEW YORK

     The only securities of Bowater Incorporated (the "Company") eligible to vote at the Annual Meeting are the shares of its common stock, par value $1 per share (the "Common Stock"), and 7% PRIDES, Series B Convertible Preferred Stock, par value $1 per share ("Series B Stock"). 38,369,387 shares of Common Stock and 1,223,404 shares of Series B Stock were outstanding on March 22, 1996, the record date for the Annual Meeting. Each share of Series B Stock is deposited with Trust Company Bank, as depositary, and is represented by four depositary shares (each a "Depositary Share"). Each share of Common Stock outstanding on the record date will be entitled to one vote at the Annual Meeting and each share of Series B Stock outstanding on the record date will be entitled to 3 1/5 votes at the Annual Meeting (this equates to 4/5 of a vote at the Annual Meeting for each Depositary Share outstanding on the record date). Only holders of record at the close of business on March 22, 1996, will be eligible to vote at the Annual Meeting. One-third of the outstanding shares of stock entitled to vote at the Annual Meeting will constitute a quorum. The enclosed form of proxy is solicited on behalf of the Company and has been approved by the Board of Directors. The approximate date of mailing of this Proxy Statement and the accompanying Notice of Annual Meeting and proxy card is April 1, 1996.

     Shares represented by proxies in the accompanying form will be voted in accordance with instructions indicated thereon. If no contrary instruction is indicated, shares represented by the proxies will be voted FOR the election of the three nominees named below to serve as directors for the three-year term indicated, and FOR ratification of the appointment of KPMG Peat Marwick LLP as independent auditors for the Company for the year ending December 31, 1996. Should any nominee named herein for the office of director become unable or unwilling to accept nomination or election, and if the size of the Board of Directors is not thereupon reduced, it is intended that the persons acting under the proxy will vote for the election of another person recommended by the Nominating and Governance Committee of the Board and nominated by the Board of Directors. The Company has no reason to believe that any of the three nominees will be unable or unwilling to serve if elected to office.

     Aside from the election of three directors and ratification of the selection of the Company's independent auditors, the Company does not know of any other matters that will be presented at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, or any adjournments thereof, the person or persons voting the proxies will vote them in accordance with their best judgment on those matters.

     Execution of the enclosed proxy will not affect a shareholder's right to attend the Annual Meeting and vote in person. Any shareholder giving a proxy has the right to revoke it by giving written notice of revocation to the Secretary of the Company at any time before the proxy is voted, or by executing and delivering to the Company a later-dated proxy at any time before the earlier proxy is voted, or by attending the Annual Meeting and voting his or her shares in person (although attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy). No such notice of revocation or later-dated proxy, however, will be effective until received by the Secretary of the Company at or prior to the Annual Meeting.

     Directors are elected by a plurality of votes of the shares present in person or represented by proxy at the 1996 Annual Meeting. The affirmative vote of the holders of a majority of the shares that are present in person or represented by proxy at the 1996 Annual Meeting is required to approve the ratification of the selection of independent auditors and to act on any other matters properly brought before the Annual Meeting. In the election of directors, votes may be cast for or votes may be withheld from each nominee. Abstentions may not be specified with respect to the election of directors. As to the other matters submitted for shareholder vote, abstentions have the same effect as a vote against the matter. In the case of broker non-votes (which occur when a broker or other nominee holding shares for a beneficial owner does not vote on a proposal but votes on another proposal), the broker non-vote will have no effect upon the vote on any of the matters submitted for shareholder approval.

                                   ITEM NO. 1

                             ELECTION OF DIRECTORS
                     INFORMATION ON NOMINEES AND DIRECTORS

     The Board of Directors of the Company is divided into three classes: Class I, Class II and Class III. Each class consists as nearly as possible of one-third of the total number of directors, and one class is elected each year for a three-year term. The term of the Class III directors expires this year, and the successors are to be elected at this Annual Meeting for a three-year term expiring in 1999. The terms of the Class I and Class II directors do not expire until 1997 and 1998, respectively.

     The following information is provided for the three nominees who are the Class III directors, and also for the Class I and Class II directors.

         NOMINEES FOR DIRECTOR TO BE ELECTED AT THE 1996 ANNUAL MEETING
                                  (CLASS III)

FRANCIS J. AGUILAR              PROFESSOR EMERITUS, HARVARD UNIVERSITY GRADUATE SCHOOL OF BUSINESS -- Dr. Aguilar had been a
Age: 63                         faculty member at the Harvard University Graduate School of Business from 1967 to 1995. He
Director since 1984             also has served as Executive Director of the Management Education Alliance, a non-profit educational corporation, since May 1994. Dr. Aguilar is a director of Dynamics Research
                                Corporation and Burr-Brown Corporation, and also acts as an independent business consultant.
JOHN A. ROLLS                   PRESIDENT AND CHIEF EXECUTIVE OFFICER OF THERMION SYSTEMS INTERNATIONAL -- Mr. Rolls has
Age: 54                         served as President and Chief Executive Officer of Thermion Systems International, an
Director since 1990             aerospace and industrial heating systems company, since February 1996. He served as
                                President and Chief Executive Officer of Deutsche Bank North America, an international banking company, from 1992 to February 1996. Mr. Rolls was Executive Vice President and
                                Chief Financial Officer of United Technologies Corporation, a diversified aerospace and industrial products company, from 1986 to 1992. Prior to that he was Senior Vice President and Chief Financial Officer with RCA Corporation. Mr. Rolls is a director of MBIA Inc.
KENNETH M. CURTIS               SENIOR MEMBER, CURTIS THAXTER STEVENS BRODER & MICOLEAU, LIMITED LIABILITY COMPANY,
Age: 65                         P.A. -- Mr. Curtis was a partner in the Portland, Maine, law firm of Curtis Thaxter Stevens
Director since 1993             Broder & Micoleau from 1975 to January 1, 1995, when the firm became a limited liability company, of which he currently is a member. Mr. Curtis also served as President of Maine
                                Maritime Academy from October 1986 to September 1994. He was formerly Secretary of State of
                                Maine from 1965 to 1966, Governor of Maine from 1967 to 1975, and U.S. Ambassador to Canada from 1979 to 1981. Mr. Curtis is a director of Key Corp.

      DIRECTORS WHOSE TERM ENDS AT THE 1997 ANNUAL MEETING OF SHAREHOLDERS
                                   (CLASS I)

H. GORDON MACNEILL              CHAIRMAN OF JANNOCK LIMITED -- Mr. MacNeill has been Chairman of Jannock Limited, a building
Age: 70                         products company, since 1990, prior to which he had served as President and Chief Executive
Director since 1986             Officer since 1976. Mr. MacNeill is also Chairman of the Board of IPL Energy Inc. (formerly
                                Interprovincial Pipe Lines System, Inc.) and Wajax Limited and a director of The Consumers'
                                Gas Company Ltd., Empire Company Limited and Anderson Exploration Ltd.
RICHARD BARTH                   CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF CIBA-GEIGY CORPORATION -- Mr. Barth
Age: 64                         became Chairman of Ciba-Geigy Corporation, a diversified chemical products company, in July
Director since 1991             1990. He has been President and Chief Executive Officer of Ciba-Geigy Corporation since
                                1986. He was Chief Financial Officer from 1979 to 1986, Secretary from 1974 to 1986, and
                                General Counsel from 1970 to 1986. He is also a director of The Bank of New York.

JAMES L. PATE                   CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF PENNZOIL COMPANY -- Mr. Pate became
Age: 60                         Chairman of Pennzoil Company in 1994 and has served as President and Chief Executive Officer
Director since March 1, 1996    since 1990. Pennzoil Company is a producer, refiner and marketer of petroleum and petroleum products.

      DIRECTORS WHOSE TERM ENDS AT THE 1998 ANNUAL MEETING OF SHAREHOLDERS
                                   (CLASS II)

DONALD R. MELVILLE              RETIRED CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF NORTON COMPANY -- Mr. Melville was Chief
Age: 69                         Executive Officer of Norton Company, a diversified manufacturing company, from 1980 until
Director since 1984             his retirement at the end of 1987. He was Chairman from 1985 to 1987, President from 1979 to
                                1986, and Executive Vice President from 1971 to 1979. He is a director of The Perkin-Elmer
                                Corporation and Acme-Cleveland Corporation.
H. DAVID AYCOCK                 RETIRED PRESIDENT AND CHIEF OPERATING OFFICER OF NUCOR CORPORATION -- Mr. Aycock was
Age: 65                         President and Chief Operating Officer of Nucor Corporation, a steel and steel products
Director since 1987             company, from 1984 to 1991. He previously held various management positions, including that of General Manager, at Nucor Corporation operating units. Mr. Aycock serves as a director of
                                Nucor Corporation. Since retiring from Nucor Corporation, Mr. Aycock has been engaged in managing family investments in various entrepreneurial activities.
ARNOLD M. NEMIROW               CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF THE COMPANY -- Mr. Nemirow
Age: 53                         became Chief Executive Officer of the Company on March 1, 1995, and became Chairman of the
Director since 1994             Board on March 31, 1996. He has served as President of the Company since September 1994 and served as Chief Operating Officer of the Company from September 1994 through February 1995.
                                Mr. Nemirow served as President, Chief Executive Officer and a director of Wausau Paper
                                Mills Company, a pulp and paper company, from July 1990 through July 1994, as Chairman,
                                President, Chief Executive Officer and a director of Nekoosa Papers, Inc., the business papers division of Great Northern Nekoosa Corporation, from 1988 to March 1990, and as Vice
                                President of Great Northern Nekoosa Corporation from 1984 to March 1990. Mr. Nemirow is also a director of WPL Holdings, Inc.

BOARD AND COMMITTEE MEETINGS

     The Board of Directors met eight times during 1995. The Board has an Audit Committee consisting of Messrs. Rolls, Barth and Curtis, a Nominating and Governance Committee consisting of Messrs. Aguilar, Aycock, Curtis and Melville, a Human Resources and Compensation Committee consisting of Messrs. Melville, Aguilar and MacNeill, a Finance Committee consisting of Messrs. Barth, MacNeill and Rolls, and an Executive Committee consisting of Messrs. Nemirow, Aycock and MacNeill.

     The Audit Committee, which met three times in 1995, reviews the scope and results of the annual audit of the Company, approves the non-audit services rendered by the independent auditors to the Company and considers the effect of such services on the independence of such auditors, recommends to the Board independent auditors for the ensuing year (subject to ratification by the shareholders), and reviews the accounting policies of the Company and the Company's systems of internal controls and internal auditing procedures.

     The Nominating and Governance Committee, which met seven times in 1995, recommends nominees for election to the Board and addresses issues of corporate governance for Board consideration. Recommendations for director nominees from shareholders will be considered by the Nominating and Governance Committee. Shareholders desiring to make a recommendation to the Nominating and Governance Committee of a director nominee proposed for election at the 1997 Annual Meeting should submit the name and business background of each proposed nominee to the attention of the Secretary of the Company at the Company's principal office no later than November 25, 1996. The Committee also serves in an oversight capacity with respect to the Company's compliance with environmental, health and safety regulations.

     The Human Resources and Compensation Committee, which met six times in 1995, recommends to the Board proposals for adoption, amendment or termination of the Company's employee benefits programs, administers executive bonus plans and awards and stock option plans and grants thereunder, reviews programs followed by management in developing executive resources for current and future operations, and reviews and approves the compensation of officers and certain other executives of the Company.

     The Finance Committee, which met four times in 1995, reviews and oversees the financial affairs of the Company. The Committee also provides financial oversight and direction of the Company's pension plans, savings plans and other benefit plans, including recommending to the Board the selection of trustees and the amount of contributions to be made by the Company under these plans. In addition, the Committee reviews and approves the adoption of actuarial or accounting methods or assumptions under these plans, and reviews the action of management in establishing investment policy, approving investment managers, and general administration of the plans.

     The Executive Committee, which met once during 1995, meets from time to time to make decisions between meetings of the Board pursuant to authority delegated by the Board of Directors.

     All directors attended at least 75% of the aggregate of the meetings of the Board of Directors and of Board committees on which they served in 1995.

DIRECTOR COMPENSATION

     Each director who was not an employee of the Company received in 1995 an annual retainer of $20,000, a fee of $1,000 for each Board meeting attended, and a fee of $800 for each Board committee meeting attended. Each director was reimbursed for reasonable expenses, including but not limited to transportation and lodging, incurred in attending meetings. Effective January 1, 1996, the annual retainer was increased to $24,000 and the other fees remained unchanged. During 1995 Mr. Aycock was paid a consulting fee of $30,000 for his services in connection with the Company's management transition and cost containment program.

  DIRECTORS' DEFERRED COMPENSATION PLAN

     As amended and restated as of January 1, 1996, the Company's Directors' Deferred Compensation Plan (the "Deferred Plan") permits members of the Board of Directors who are not employees of the Company ("Outside Directors") to elect irrevocably to defer receipt of all or a part of their annual retainer and meeting fees. Compensation that a director has elected to defer under the Deferred Plan can be allocated to a cash account, a Company Common Stock account, or both accounts in increments of ten percent, as elected by the director. On the date on which compensation to be deferred would have been payable, a participating director who has elected to allocate all or part of his deferred compensation to his Deferred Plan stock account will be credited with the number of shares of Common Stock, including fractional shares, having a value (with a 5% discount) equivalent to the amount of deferred compensation allocated to his stock account. Deferred compensation that is allocated to a cash account will be credited on the date on which such compensation would have been payable. Whenever dividends are paid on shares of Common Stock, each participant's account will be credited with additional shares having an undiscounted value equal to the amount of the dividend paid on a single share of such stock, multiplied by the number of shares of Common Stock, including fractional shares, credited to the participant's account on the dividend record date. Amounts credited to a Deferred Plan cash account will accrue interest on the average monthly balance of that account at a rate equal to the rate for the Fixed Income Fund maintained for the Company's Salaried Employees' Savings Plan. All of the Company's Outside Directors except for Mr. Curtis have accounts under the Deferred Plan.

     A participant in the Deferred Plan may elect at the time of deferral to have the balance of his Deferred Plan Account distributed to him: (i) as soon as possible, or (ii) in a stated number of years, after he ceases to be an Outside Director. The distribution may be in the form of a lump-sum payment or up to ten annual installments. A director may elect to have his accounts distributed in cash or in Common Stock. Conversion of account balances to shares of Common Stock or cash, as the case may be, is based upon the closing market price of the stock on the New York Stock Exchange on the date that the distribution is made.

     Although a participant's stock account will be credited with shares of stock, there is no requirement that the Company acquire, hold or identify shares of Common Stock or any other specific asset, nor will amounts credited to a participant's account under the Deferred Plan be segregated or be deemed to be in any form of trust. The Deferred Plan is administered by the person (who shall not be a participant in the Deferred Plan) appointed as plan administrator by the Officer Committee. The Officer Committee is composed of the Company's Chief Executive Officer, Chief Financial Officer and Vice President -- Human Resources.

  RETIREMENT PLAN FOR OUTSIDE DIRECTORS

     The Company adopted a Retirement Plan for Outside Directors during 1988 (the "Outside Directors' Retirement Plan", or "Plan"). All of the Company's current Outside Directors participate in the Plan. The Plan provides for normal retirement benefits equal to 10% of the participant's annualized retainer at the termination of service multiplied by the participant's years of service as an Outside Director of the Company up to a maximum of ten years. Normal retirement benefits may begin at age 65 after the completion of five or more years of service, although early retirement is permitted in certain cases. Participants who elect early commencement of benefit payments after early retirement receive a reduced benefit.

     The Outside Directors' Retirement Plan is not a qualified plan that must be funded under the Employee Retirement Income Security Act of 1974, as amended. The Plan provides that a participant who was an Outside Director immediately prior to a change in control of the Company and who is removed from or not renominated to his directorship following such change in control is entitled to the full early retirement benefits provided by the Plan regardless of age or years of service.

                 CERTAIN INFORMATION CONCERNING STOCK OWNERSHIP

     The Company knows of no person who, or group that, owns beneficially more than 5% of the outstanding shares of Series B Stock or Common Stock of the Company as of March 22, 1996, except as set forth below:

                                                                 AMOUNT AND NATURE OF     PERCENT OF
   NAME AND ADDRESS OF BENEFICIAL OWNER       TITLE OF CLASS     BENEFICIAL OWNERSHIP       CLASS
Wellington Management Company(1)              Common                   3,949,080(1)          10.29%
  75 State Street
  Boston, Massachusetts 02109
Tiger Management Corporation(2)               Common                   3,860,000(2)          10.06%
  Panther Partners L.P.
  Panther Management Company, L.P.
  101 Park Avenue
  New York, New York 10178
The Capital Group Companies, Inc.(3)          Common                   2,212,700(3)           5.77%
  333 South Hope Street                       Series B                   121,250(3)           9.91%
  Los Angeles, California 90071
Scudder, Stevens & Clark, Inc.(4)             Series B                   100,887(4)           8.25%
  345 Park Avenue
  New York, New York 10154

(1) In a Schedule 13G dated March 5, 1996, Wellington Management Company ("WMC") reported that it or its wholly-owned subsidiary Wellington Trust Company, N.A. has shared voting power with respect to 7,000 of the shares shown and shared dispositive power with respect to all of the shares shown. The
    Schedule 13G reported that WMC serves as investment adviser to a number of clients and that one of those clients, Vanguard Windsor Fund, has an interest with respect to more than 5% of the outstanding shares of Common Stock.

(2) Tiger Management Corporation ("TMC") reported in a Schedule 13G dated February 12, 1996, that it has sole voting power with respect to none of these shares and shared voting and dispositive power with respect to 3,649,600 of these shares, that each of Panther Partners, L.P. ("PPLP") and Panther Management Company, L.P. ("PMCLP") has shared voting and dispositive power with respect to 210,400 of the indicated shares, and that Julian H. Robertson, Jr. is the ultimate controlling person of TMC and PMCLP and therefore has shared voting and dispositive power with respect to all of the shares shown. The Schedule 13G reported that PPLP is an investment company and that TMC and PMCLP are investment advisers, and that The Jaguar Fund, N.V., a Netherlands Antilles corporation, has an interest with respect to more than 5% of the outstanding shares of Common Stock.

(3) The Company is informed that the number of shares of Common Stock shown includes 397,700 shares of Common Stock which could be obtained upon conversion of 121,250 shares of Series B Stock. In addition, The Capital Group Companies, Inc. reported that its operating subsidiary, Capital Research and Management Company, a registered investment adviser, exercised as of December 29, 1995, investment discretion with respect to the shares shown in the table, which were owned by various institutional investors, but had no power to direct the vote of these shares.

(4) These shares are represented by 403,550 Depositary Shares. In an Amendment dated February 7, 1996 to its Schedule 13G, Scudder, Stevens & Clark, Inc. reported that it holds sole voting power with respect to 61,800 of the shares, shared voting power with respect to 2,200 of the shares, and sole dispositive power with respect to all of the shares. Scudder, Stevens & Clark, Inc. informs the Company that it disclaims beneficial ownership with respect to these shares.

     No officer or director owns any of the Company's LIBOR Preferred Stock, Series A, or Series C Cumulative Preferred Stock. As of March 22, 1996, ownership of Common Stock and Series B Stock by each of the directors and nominees for director, by each of the executive officers named in the Summary Compensation Table, and by all directors and executive officers of the Company, as a group, was as follows:

                                     AMOUNT
                                       AND
                                     NATURE
                                       OF
                                     BENEFICIAL
                                     OWNERSHIP            PERCENT OF       AMOUNT AND NATURE
                                       OF                  CLASS OF          OF BENEFICIAL       PERCENT OF CLASS
             NAME OF                 SERIES               OUTSTANDING        OWNERSHIP OF         OF OUTSTANDING
        BENEFICIAL OWNER             B STOCK            SERIES B STOCK      COMMON STOCK(1)      COMMON STOCK(2)
A. P. Gammie                             0                    --             76,547.27      (3)         *
A. M. Nemirow                            0                    --               125,000      (4)         *
A. D. Fuller                             0                    --                10,000      (4)         *
R. J. Pascal                             0                    --             61,139.24      (5)         *
D. J. D'Antuono                          0                    --             59,545.06      (6)         *
F. J. Aguilar                            0                    --             21,160.12      (7)         *
H. D. Aycock                             0                    --              9,738.64      (8)         *
R. Barth                                 0                    --              6,695.63      (9)         *
K. M. Curtis                             0                    --                 1,000      (10)        *
H. G. MacNeill                         150   (11)              *             10,999.56      (12)        *
D. R. Melville                           0                    --              8,297.05      (13)        *
J. A. Rolls                              0                    --              7,843.81      (14)        *
J. L. Pate                               0                    --                 1,000                  *
Directors and Executive Officers
  as a Group (23 persons)              150   (11)              *            565,670.49      (15)      1.46%

* Represents holdings of less than 1% of the outstanding shares of the series.

 (1) Units in one or more Common Stock funds of the Bowater Salaried Employees 401(k) Savings Plan (the "Savings Plan") are allocated to the account of officers of the Company. These funds hold Common Stock and relatively small amounts of short-term investments. The number of shares of Common Stock shown in the table is an approximation provided by the Savings Plan administrator in a statement for the period ending December 31, 1995, based on the market value of the applicable units. Additional shares of Common Stock may have been allocated to the account of participants in the Savings Plan since the date of the last statement from the Plan administrator. The number of shares allocated to the account of officers of the Company is subject to revision in order to comply with requirements respecting discrimination standards and limitations on contributions under the Internal Revenue Code of 1986, as amended (the "Code").

 (2) Pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, percentages of total outstanding shares have been computed on the assumption that shares of Common Stock that can be acquired within 60 days upon the exercise of options by a given person are outstanding, but no other shares similarly subject to acquisition by other persons are outstanding.

 (3) Includes 247.27 shares owned in the Savings Plan and 25,000 shares which may be acquired under options currently exercisable.

 (4) These shares may be acquired under options currently exercisable.

 (5) Includes 1,939.24 shares owned in the Savings Plan and 58,900 shares which may be acquired under options currently exercisable.

 (6) Includes 1,535.06 shares owned in the Savings Plan and 54,900 shares which may be acquired under options currently exercisable.

 (7) Includes 1,546.75 shares held by Dr. Aguilar's daughter, Anne-Marie Aguilar, as to which shares Dr. Aguilar disclaims beneficial ownership. Also includes 7,329.46 shares allocated under the Directors' Deferred Plan, 10,300 shares held in an individual retirement account and 1,500 shares held in a Keogh account.

 (8) Includes 9,238.64 shares allocated under the Directors' Deferred Plan.

 (9) These shares are allocated under the Directors' Deferred Plan.

(10) These shares are held in an individual retirement account.

(11) These shares are represented by 600 Depositary Shares.

(12) Includes 5,510.95 shares allocated under the Directors' Deferred Plan.

(13) Includes 7,797.05 shares allocated under the Directors' Deferred Plan.

(14) These shares are allocated under the Directors' Deferred Plan.

(15) This total includes 12,828 shares allocated to the accounts of those who are executive officers under the Savings Plan, 44,415.54 shares allocated under the Directors' Deferred Plan, and 431,350 shares that executive officers have the right to acquire within 60 days of March 22, 1996, upon the exercise of stock options. The number of shares allocated to the accounts of certain executive officers in the Savings Plan is subject to revision in order to comply with requirements respecting discrimination standards and limitations on contributions under the Code. The beneficial ownership stated above represents sole voting and investment power, except as indicated in footnotes above. Mr. Donald J. D'Antuono filed two amendments to his Form 4 filings during 1995 to report two separate dispositions of Common Stock. The dispositions were inadvertently omitted from the original filings. Mr. Donald G. McNeil filed an amendment to a Form 4 filing to attach the first page of his three-page form. The first page was inadvertently omitted from the original filing.

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning all compensation paid by the Company and its subsidiaries during the last three fiscal years ended December 31, 1995, to the Chief Executive Officer and to each of the four most highly compensated executive officers other than the CEO (such officers are referred to collectively as the "Named Executive Officers") for services rendered in all capacities to the Company and its subsidiaries during these fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG
                                                                                        TERM
                                                                                        COMPENSATION
                                                  ANNUAL COMPENSATION                   AWARDS
                                                                      OTHER             SECURITIES        ALL
                                                                     ANNUAL             UNDERLYING       OTHER
 NAME AND PRINCIPAL POSITION               SALARY       BONUS       COMPENSATION        OPTIONS          COMPENSATION
         DURING 1995              YEAR     ($)(1)      ($)(1)            ($)            (#)               ($)
A. P. Gammie:                     1995     597,280     684,483         (2)              50,000           35,837(3)
  Chairman of the                 1994     596,710     387,037         (2)                0              22,072
  Board until March 31, 1996      1993     575,000     0               (2)                0              22,437
A. M. Nemirow:                    1995     491,667     573,000         (2)              250,000(4)       1,860 (5)
  Chairman, President and         1994(6)  150,000(6)  200,000         (7)               (4)             186,250(7)
  Chief Executive Officer
A. D. Fuller:                     1995(8)  242,629     198,000         (2)              20,000             0
  Senior Vice President and
  President -- Newsprint
  Division
R. J. Pascal:                     1995     240,000     181,440         (2)              17,000           14,400(9)
  Senior Vice President and       1994     227,859     100,042      31,906(10)            0              68,004
  President -- Communication      1993     213,000     0               (2)                0              9,166
  Papers Division
D. J. D'Antuono:                  1995     215,000     162,540         (2)              17,000           12,900(11)
  Vice President --               1994     206,710     89,545          (2)                0              7,442
  Corporate Development           1993     195,000     0               (2)                0              7,020

 (1) The totals shown in this column include amounts that have been deferred pursuant to the Company's Deferred Compensation Plan.

 (2) Perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of the total salary and bonus of the Named Executive Officer for the year shown.

 (3) Amounts included under "All Other Compensation" for Mr. Gammie for 1995 consist of Company contributions of $7,500 under the Savings Plan and $28,337 under the Compensatory Benefits Plan.

 (4) Options with respect to an aggregate of 250,000 shares of Common Stock were granted during 1994. During 1995, the Human Resources and Compensation Committee amended the exercise price to reflect a fair market value equal to the average of the daily highest and lowest price of a share of Common Stock on the New York Stock Exchange for the twenty business days preceding the date of the original grant, as was permitted under the option plan. The original grant was inadvertently made at the average of the highest and lowest prices of a share of Common Stock on the New York Stock Exchange for the date of grant rather than at the twenty-day average price. See "Report on Repricing of Options."

 (5) This sum is the amount that a third party would charge to provide Mr. Nemirow with life insurance coverage in excess of that otherwise available under the Company's standard group insurance plan. The Company is self-insured with respect to its group life insurance.

 (6) Mr. Nemirow joined the Company in September 1994.

 (7) The Company's Proxy Statement dated March 31, 1995 (the "1995 Proxy Statement"), reported an amount that, as of that date, was expected to be paid in the future for reimbursement of taxes on a premium paid by the Company for a certain life insurance policy owned by Mr. Nemirow and the amount of premium paid. After the date of the 1995 Proxy Statement, the Company decided that the policy would not be used to offset Mr. Nemirow's retirement benefit, as was originally intended and described in the 1995 Proxy Statement. Accordingly, instead of proceeding as described in the 1995 Proxy Statement, the Company purchased the policy from Mr. Nemirow for an amount less than the premiums previously paid or the cash value of the policy, and returned it to the carrier for cancellation. The policy is no longer in effect.

 (8) Mr. Fuller joined the Company in January 1995.

 (9) Amounts included under "All Other Compensation" for Mr. Pascal for 1995 consist of Company contributions of $6,000 under the Savings Plan and $8,400 under the Compensatory Benefits Plan.

(10) This amount was paid for reimbursement of taxes on a premium paid by the Company for a certain life insurance policy owned by Mr. Pascal. The policy subsequently was returned to the carrier for cancellation and is no longer in effect.

(11) Amounts included under "All Other Compensation" for Mr. D'Antuono for 1995 consist of Company contributions of $9,000 under the Savings Plan and $3,900 under the Compensatory Benefits Plan.

STOCK OPTIONS

     The following table sets forth information regarding option grants with respect to Common Stock made by the Company to the Named Executive Officers during 1995.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                  INDIVIDUAL GRANTS
                                      % OF
                                      TOTAL             FAIR MARKET
                                      OPTIONS            VALUE PER
                      NUMBER OF       GRANTED             SHARE OF                                           GRANT
                     SECURITIES        TO               COMMON STOCK                                          DATE
                     UNDERLYING       EMPLOYEES          AT TIME OF       EXERCISE                           PRESENT
                       OPTIONS         IN                  GRANT           PRICE              EXPIRATION     VALUE
      NAME           GRANTED (#)      1995               ($/SH)(1)        ($/SH)(2)           DATE(3)        ($)(4)
A. P. Gammie         50,000      (5)    4.81%           28.6875           28.0875             01/25/05       452,000
A. M. Nemirow       250,000      (6)   24.06%           28.6875      (6)  27.2656             09/09/04       2,325,000
A. D. Fuller         20,000      (7)    1.92%           28.1875           26.8625             01/12/05       181,000
R. J. Pascal         17,000      (5)    1.64%           28.6875           28.0875             01/25/05       153,680
D. J. D'Antuono      17,000      (5)    1.64%           28.6875           28.0875             01/25/05       153,680

(1) The number shown is the average of the highest and lowest price of a share of Common Stock on the New York Stock Exchange on the date of grant.

(2) The exercise price in each case is the lower of (i) the average of the highest and lowest prices at which a share of Common Stock traded on the New York Stock Exchange on the date of grant (the "Daily Price") or (ii) the average of the Daily Price for the twenty business days immediately preceding the date of grant.

(3) The plan pursuant to which the options were granted sets forth certain earlier expiration dates upon the option holder's termination of employment.

(4) The present value of these options was calculated using the Black-Scholes option pricing model and assuming volatility of 25.9%, a risk free return rate of 7.78%, dividends at the rate of $.60 per share and an option term of ten years. The value was discounted by approximately 13.3% to reflect the probability of forfeiture due to termination prior to vesting, and approximately 12.4% to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date. The ultimate values of the options will depend on the future market price of the Common Stock. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Common Stock over the exercise price on the date the option is exercised.

(5) Options with respect to 50% of the shares of Common Stock covered thereby became exercisable on January 25, 1996, and options with respect to the remaining 50% of the shares of Common Stock become exercisable on January 25, 1997 (March 31, 1996, in the case of Mr. Gammie), if certain conditions are met. In addition, the stock option plan pursuant to which the options were granted provides that the exercisability date is accelerated and the Company is required to repurchase outstanding options at a defined acceleration price upon the occurrence of a "change in control" event as defined in the stock option plan.

(6) These options were granted during 1994. During 1995, the Human Resources and Compensation Committee amended the exercise price to reflect a fair market value equal to the average of the Daily Price for the twenty business days preceding the date of the original grant, as was permitted under the option plan. The original grant was inadvertently made at the Daily Price. See "Report on Repricing of Options." For purposes of this table, the amendment is treated as a new grant. Options with respect to 125,000 shares of Common Stock covered thereby became exercisable on September 9, 1995, and options with respect to the remaining 125,000 shares of Common Stock covered thereby become exercisable on September 9, 1996, if certain conditions are met. In addition, the stock option plan pursuant to which the options were granted provides that the exercisability date is accelerated and the Company is required to repurchase outstanding options at a defined acceleration price upon the occurrence of a "change in control" event as defined in the stock option plan.

(7) Options with respect to 10,000 shares of Common Stock covered thereby became exercisable on January 12, 1996, and options with respect to the remaining 10,000 shares of Common Stock covered thereby become exercisable on January 12, 1997, if certain conditions are met. In addition, the stock option plan pursuant to which the options were granted provides that the exercisability date is accelerated and the Company is required to repurchase outstanding options at a defined acceleration price upon the occurrence of a "change in control" event as defined in the stock option plan.

REPORT ON REPRICING OF OPTIONS

     Set forth below is a table showing information with respect to all repricings of options during the past ten years.

                           TEN-YEAR OPTION REPRICINGS

                                                                                                                    LENGTH
                                                                  MARKET                                             OF
                                                                  PRICE                                             ORIGINAL
                                                 NUMBER            OF                                               OPTION
                                                  OF              STOCK            EXERCISE                         TERM
                                                 SECURITIES        AT               PRICE                           REMAINING
                                                 UNDERLYING       TIME             AT TIME             NEW           AT
                                                 OPTIONS           OF                OF                EXERCISE     DATE
                                                 REPRICED         REPRICING        REPRICING           PRICE         OF
NAME                                  DATE       (#)              ($)(1)             ($)               ($)          REPRICING
        Arnold M. Nemirow,           1/25/95     250,000          28.6875          27.625              27.2656        9
   Chairman, President and                                                                                           yrs,
   Chief Executive Officer                                                                                            8
                                                                                                                     mths
        Phillip A. Temple,           1/25/95     23,000           28.6875          23.9375             21.9875        8
  Former Vice President --                                                                                           yrs,
       Human Resources and                                                                                            2
            Administration                                                                                           mths
        Richard F. Frisch,           1/25/95     5,000            28.6875          24.8750             24.2438        9
         Vice President --                                                                                           yrs,
           Human Resources                                                                                            6
                                                                                                                     mths

(1) The number shown is the average of the highest and lowest price of a share of Common Stock on the New York Stock Exchange on the date of grant.

     The Bowater Incorporated 1992 Stock Incentive Plan permits options to be granted based upon either (i) the average of the highest and lowest prices at which a share of Common Stock traded on the New York Stock Exchange on the date of grant (the "Daily Price"); or (ii) the average of the Daily Price over the twenty business days immediately preceding the date of grant (the "20 Day Average Price"). During 1995, the Human Resources and Compensation Committee amended a number of options that had been inadvertently granted with an exercise price equal to the Daily Price to change the per share exercise price to the 20 Day Average Price. These adjustments resulted in a decrease in exercise price of $.36, $1.95, and $.63 for options held by Messrs. Nemirow, Temple and Frisch, respectively.

     All members of the Human Resources and Compensation Committee concur in this report.

D. R. Melville (Chairman)
F. J. Aguilar
H. G. MacNeill

OPTION EXERCISES

     The following table sets forth information concerning option exercises during 1995 and the value at the end of 1995 of unexercised options held by the Named Executive Officers to purchase the Company's Common Stock. Three of the Named Executive Officers (Messrs. Gammie, Pascal, and D'Antuono) exercised stock options during 1995.

                    AGGREGATED OPTION EXERCISES IN 1995 YEAR
                      AND 1995 YEAR-END OPTION VALUE TABLE

                                                        NUMBER OF
                                                       SECURITIES
                     SHARES                            UNDERLYING
                    ACQUIRED              VALUE        UNEXERCISED             VALUE OF UNEXERCISED
                       ON               REALIZED       OPTIONS AT              IN-THE-MONEY OPTIONS
      NAME          EXERCISE               ($)         12/31/1995              AT 12/31/1995 ($)(1)

                                                      EXERCISABLE/                 EXERCISABLE/
                                                      UNEXERCISABLE               UNEXERCISABLE
A. P. Gammie        440,000             9,718,936        0/50,000                   0/364,500
A. M. Nemirow          0                   --         125,000/125,000          1,013,987/1,013,987
A. D. Fuller           0                   --            0/20,000                   0/170,300
R. J. Pascal        39,000              1,006,890     50,400/17,000            486,841/123,930
D. J. D'Antuono     26,100              442,106       46,400/17,000            573,331/123,930

(1) Based on the difference between the option exercise price and the average of the highest and lowest prices per share of the Company's Common Stock on the New York Stock Exchange on December 29, 1995, of $35.3750. No value was calculated for options whose exercise price exceeds the closing price of the Common Stock on December 29, 1995.

STOCK RETENTION PROGRAM

     The Company has established stock ownership guidelines for executive officers as a way to help better align the financial interests of its officers with those of shareholders. These officers are expected to make continuing progress towards compliance with these guidelines and to comply fully with the guidelines by January 1999. Officers are required, as a condition of eligibility for future bonus payments, to own stock with a value equal to a specified percentage of their base salary. Stock owned directly or through qualified Company stock plans and vested stock options count toward meeting this goal. The guidelines are as follows:

         POSITION             MULTIPLE OF BASE SALARY
Chief Executive Officer       Three times base salary
Senior Vice Presidents        Two times base salary
Corporate Vice Presidents     One times base salary
Division Vice Presidents      One-half base salary
 and other officers

LONG-TERM CASH INCENTIVE PLAN

     The following table sets forth information concerning awards made under the Company's Long-Term Cash Incentive Plan.

                      LONG-TERM CASH INCENTIVE PLAN AWARDS

                                                            ESTIMATED FUTURE PAYOUTS(1) UNDER NON-STOCK PRICE-BASED PLANS
                                                                 THRESHOLD                          TARGET                  MAXIMUM
                                      PERFORMANCE       APPLICABLE                       APPLICABLE                      APPLICABLE
                                     PERIOD UNTIL       NUMBER         ESTIMATED         NUMBER                             NUMBER
                     NUMBER OF       MATURATION OR      OF               DOLLAR          OF           ESTIMATED DOLLAR      OF
      NAME           UNITS (#)          PAYOUT          UNITS         VALUE($)(2)        UNITS          VALUE($)(2)         UNITS
A. P. Gammie        42,100      (3)   January 1,        10,525        281,758      (4)   42,100        1,127,032      (4)   105,250
                                        1994 to
                                     December 31,
                                         1996
A. M. Nemirow       32,700      (3)   January 1,        8,175         291,797            32,700        1,167,187            81,750
                                        1994 to
                                     December 31,
                                         1996
A. D. Fuller        13,600            January 1,        3,400          80,906      (5)   13,600          323,624      (5)   34,000
                                        1994 to
                                     December 31,
                                         1996
R. J. Pascal        13,600      (3)   January 1,        3,400         121,359            13,600          485,436            34,000
                                        1994 to
                                     December 31,
                                         1996
D. J. D'Antuono     12,000      (3)   January 1,        3,000         107,081            12,000          428,326            30,000
                                        1994 to
                                     December 31,
                                         1996

                  ESTIMATED DOLLAR
      NAME          VALUE($)(2)
A. P. Gammie       2,817,579      (4)
A. M. Nemirow      2,917,968
A. D. Fuller         809,059      (5)
R. J. Pascal       1,213,589
D. J. D'Antuono    1,070,814

(1) Payouts, if any, under the Long-Term Cash Incentive Plan will be made in cash in 1997.

(2) The Estimated Dollar values of payouts under the plan are based upon the average of the daily highest and lowest prices of a share of the Company's Common Stock on the New York Stock Exchange during December 1995 ($35.6938) and are solely for illustrative purposes. The actual value of the payout may be higher or lower than the amount shown as a result of the actual daily average price of a share of the Company's Common Stock during December 1996. See the description of the plan below.

(3) These awards were made during 1994.

(4) The amount shown reflects the fact that the ultimate payout to Mr. Gammie will be reduced by 25% to reflect his retirement from the Company on March 31, 1996.

(5) The amount shown reflects the fact that the ultimate payout to Mr. Fuller will be reduced by 33.33% to reflect the fact that he joined the Company in January 1995.

     The number of units shown in the target column of the table above represents the target number of performance units awarded pursuant to the Company's Long-Term Cash Incentive Plan for the 1994-1996 cycle. The Company's performance ranking on Return on Capital Employed relative to the Company's peer group will determine the number of units actually earned relative to the target. The peer group used consists of the companies in the Dow Jones Paper Products Group used in the Total Shareholder Return graph on page 18, with the exception of Federal Paper Board Company, Inc. and Mead Corporation, and the addition of Abitibi-Price, Inc., Chesapeake Corp., P.H. Glatfelter Company, and Stone Container Corporation. The actual value to the executive at the end of the cycle of any award will equal the number of units earned times the daily average price of a share of the Company's Common Stock during December 1996.

EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS

     Each of the Named Executive Officers (collectively, the "Executives") is party to an employment agreement (collectively, the "Agreements"). Each Agreement continues until death, disability, retirement or written notice of termination by either the Company or the Executive. The Agreements provide for payment to each Executive of an annual base salary and for the Executive's participation in the Company's various bonus and benefit plans as in effect from time to time while the Agreements are in effect. In the event the Executive's employment is involuntarily terminated for reasons other than death, disability, retirement or cause (defined in the Agreements as gross negligence or willful misconduct by the Executive either in the course of his employment or which has a material adverse effect on the Company or the Executive's ability to perform his duties adequately and effectively), the Agreements provide for payments equal to two years of annual base salaries and bonus, plus a pro rata share of their bonuses for the year of termination in the cases of Mr. Nemirow, Mr. Fuller, and Mr. D'Antuono, and three years of base salary and bonus, plus a pro rata share of their bonuses for the year of termination in the cases of Mr. Gammie and Mr. Pascal. In the event of a change in control, as defined in the CIC Agreements described below, the term of the Agreements continues for not less than three years thereafter unless the termination is at the Executive's election for other than "good reason" (also as defined in the CIC Agreements).

     Each of the Executives also is a party to a change in control agreement with the Company (collectively, the "CIC Agreements"). The CIC Agreements generally provide that, in the event of a change in control (as defined below), the term of the CIC Agreements is extended for three years. In addition, following a change in control of the Company, if an Executive's employment is terminated by the Company (except for a termination due to death, disability, or retirement, or for cause (defined as gross negligence, willful misconduct or conviction of a felony, which action has a material adverse effect upon the Company)) or if the Executive elects to terminate his employment under certain specified circumstances, the Executive may elect to receive, in lieu of any severance payments provided in his employment agreement described above, an amount equal to: (i) three times the Executive's annual base salary in effect when the Executive is terminated or, if higher, the Executive's annual base salary in effect immediately prior to the change in control; plus (ii) three times the largest annual bonus awarded to the Executive during the five fiscal years immediately preceding the year in which the change in control occurred or, if higher, the amount the Executive would have been awarded under the bonus plan had he continued in the Company's employ on the same basis as immediately before the change in control; plus (iii) three times the largest annual contribution made by the Company to the Savings Plan on the Executive's behalf during the five fiscal years immediately preceding the change in control or, if higher, the contribution the Company would have made to the Savings Plan on the Executive's behalf for the fiscal year in which the change in control occurred had he continued in the Company's employ at the same base salary and with the same contribution level as immediately prior to the change in control; plus (iv) thirty percent of the Executive's annual base salary in effect when the Executive is terminated, or, if higher, the Executive's annual base salary in effect immediately prior to the change in control (as compensation for medical, life insurance, and other benefits lost as a result of the termination of employment). In addition, each of the CIC Agreements provides that the Executive will be entitled to a pro rata portion of the annual bonus calculated in the manner specified in (ii) above for the year in which the termination occurred. During the fourteen-day period following each anniversary of the date of the CIC Agreements, an Executive may elect whether to receive the amount of all payments due under the CIC Agreements in a lump sum or in equal annual installments (not to exceed ten installments). An election may not be made or revoked after a change in control or at a time when the Company determines that a change in control may occur within sixty days of the election period.

     The CIC Agreements define a change in control as occurring if: (i) any person becomes a beneficial owner of securities of the Company representing 20% or more of the Company's outstanding voting securities (unless that person has filed a Schedule 13G); (ii) less than two-thirds of the total membership of the Board shall be continuing directors (as defined in the CIC Agreements); or (iii) the shareholders of the Company approve a merger, consolidation, complete liquidation, or sale of all or substantially all of the Company's assets. The CIC Agreements define "good reason" as an adverse change in the Executive's status, duties or responsibilities as in effect immediately prior to the change in control; or failure of the Company to pay or provide the Executive the salary or benefits to which he is entitled; or the reduction of the Executive's salary as in effect on the date of the change in control; or the taking of any action by the Company that would substantially diminish the value of the Executive's awards or benefits under the Company's benefit plans in which the Executive was participating at the time of the change in control; or the Company's failure to obtain from any successor assent to the CIC Agreement; or the relocation of the Executive's principal office to a location more than thirty-five miles from its location immediately prior to the change in control; or a substantial increase in the Executive's travel obligations subsequent to the change in control.

     The CIC Agreements also generally provide a terminated Executive with outplacement assistance, and a grossed up reimbursement of certain excise taxes. In addition, the CIC Agreements generally provide that the Company will pay or provide the Executives, their surviving spouses, or children the amounts and benefits, at the times and in the manner that these payments would have been received, assuming certain conditions, under the Company's Retirement Plan and Supplemental Benefit Plan in effect immediately prior to the change in control until the third anniversary of the effective date of the termination of the Executive's employment or until the Executive's normal retirement date, whichever is earlier.

     In addition, Mr. Nemirow's Employment Agreement provides that, for purposes of determining the benefits due under the Company's benefits plans, he shall receive credit for continuous employment at an accelerated rate and entitles him to receive certain minimum annual benefits upon his retirement from the Company if certain conditions are met.

EMPLOYEES' RETIREMENT PLAN

     The Bowater Incorporated Salaried Employees' Retirement Plan (the "Retirement Plan") provides defined retirement benefits for covered salaried employees and is qualified under the Code. In order to participate in the Retirement Plan, an employee must be at least 21 years old and have completed at least one year of service with the Company. Participants become 100% vested after completion of five years of service or attainment of age 65. The Retirement Plan provides for normal retirement benefits beginning at age 65, while permitting early retirement in certain cases. Normal annual retirement benefits are equal to .015 of the participant's average annual earnings (defined as the average annual earnings for the best 60 consecutive months in the 120 months preceding retirement or termination of employment) multiplied by the participant's years of service up to a maximum of 35 years, less 1/70 of the participant's annual primary Social Security benefit computed as of the normal retirement date multiplied by the participant's years of service up to a maximum of 35 years. Participants receive a reduced benefit if they elect early retirement. The definition of earnings includes base salary, overtime pay and bonuses awarded under the Annual Bonus Plan. Under current law, the maximum annual benefit payable to a participant under the Retirement Plan is $120,000 (applicable in 1995), subject to future cost of living adjustments to be set forth in governmental regulations, and the maximum compensation that can be taken into account under the Retirement Plan is $150,000 (applicable in 1994-1995) and $235,840 (applicable in 1990-1993).

     The Retirement Plan provides that, unless the Board of Directors determines otherwise, on the tenth day following the public announcement of a change in control, as defined in the Retirement Plan, each participant will become 100% vested in his accrued benefits. The Retirement Plan also provides that the Board of Directors may revise or repeal this provision at any time prior to ten days following the public announcement of a change in control, or terminate the Retirement Plan, subject to certain provisions of the Retirement Plan, as the interests of the holders of the Company's Common Stock may require.

     The following table illustrates the total annual normal retirement benefits that would be provided under the benefit formula in the Retirement Plan in specified remuneration and years of service classifications, on a life annuity basis with five years guaranteed. The amounts in the table have not been reduced by any Social Security benefit or to reflect the $120,000 annual limit on Plan benefits under the Code. The table assumes retirement at the end of 1995. At that time, the individuals named in the Summary Compensation Table above will have had the following final average compensation credited for purposes of the Retirement Plan* and number of years of service: Mr. Nemirow, $150,000, 1 year; Mr. Gammie, $201,504, 41 years; Mr. Pascal, $199,408, 9 years; and Mr. D'Antuono, $186,552, 23 years. Mr. Fuller was not eligible to participate in the Retirement Plan during 1995.

                            RETIREMENT PLAN BENEFITS

FINAL                           10
AVERAGE           5 YEARS      YEARS      15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS
COMPENSATION*     SERVICE     SERVICE     SERVICE      SERVICE      SERVICE      SERVICE      SERVICE
$100,000          $7,500      $15,000     $22,500      $30,000      $37,500      $45,000      $52,500
125,000           9,375       18,750      28,125       37,500       46,875       56,250       65,625
150,000           11,250      22,500      33,750       45,000       56,250       67,500       78,750
175,000           13,125      26,250      39,375       52,500       65,625       78,750       91,875
200,000           15,000      30,000      45,000       60,000       75,000       90,000       105,000
225,000           16,875      33,750      50,625       67,500       84,375       101,250      118,125
250,000           18,750      37,500      56,250       75,000       93,750       112,500      131,250
300,000           22,500      45,000      67,500       90,000       112,500      135,000      157,500
350,000           26,250      52,500      78,750       105,000      131,250      157,500      183,750
400,000           30,000      60,000      90,000       120,000      150,000      180,000      210,000
450,000           33,750      67,500      101,250      135,000      168,750      202,500      236,250
500,000           37,500      75,000      112,500      150,000      187,500      225,000      262,500

* Average annual earnings for best 60 consecutive months in the 120 months preceding retirement.

BENEFITS EQUALIZATION PLAN

     The Bowater Incorporated Benefits Equalization Plan (the "Benefits Equalization Plan") is not qualified under the Code and provides benefits for those salaried employees who are eligible to participate in the Retirement Plan. The Benefits Equalization Plan pays to employees those benefits that would have been payable to an employee under the Retirement Plan but for the limits on maximum annual benefit payable and maximum compensation that can be taken into account in determining benefits under the Retirement Plan. The provisions for payment of benefits and vesting of interests under the Benefits Equalization Plan are identical to the provisions of the Retirement Plan except that the Benefits Equalization Plan does not provide for acceleration of vesting in the event of a change in control as is the case in the Retirement Plan. The Benefits Equalization Plan is administered by the Executive Committee of the Board. Because all Named Executive Officers participate in the Supplemental Benefit Plan described below, none of the Named Executive Officers will receive any additional benefits because of participation in the Benefits Equalization Plan.

SUPPLEMENTAL BENEFIT PLAN

     The Supplemental Benefit Plan (as amended and restated to date, referred to as the "Supplemental Benefit Plan"), benefits key employees designated by the Human Resources and Compensation Committee of the Board of Directors. Participants are eligible to receive benefits under this plan when they have terminated employment (except for cause) and have commenced receiving benefits under their applicable qualified defined benefit pension plan. The Supplemental Benefit Plan provides for retirement benefits beginning at age 60 calculated at 50% of an employee's average earnings (defined as the average annual earnings for the best 36 consecutive months in the 60 months preceding retirement or termination of employment) subject to a reduction of 5/24 of 1% of those earnings for each month less than 20 years of continuous service by which the employee shall have been in the employ of the Company or an affiliate. This benefit is payable in monthly installments reduced each month by any amount which may be payable in such month to the employee under the Retirement Plan and the Benefits Equalization Plan or any affiliate's pension plan, but is not reduced by amounts payable under Social Security. The term "earnings" is defined as base salary, overtime pay and bonuses awarded under the Annual Bonus Plan. Benefits for employees retiring after more than 20 years of continuous service are calculated under the same formula but using 60% of the employee's average earnings (as defined in the plan) subject to a reduction of 2/24 of 1% of such earnings for each month less than 30 years of continuous service. Those who elect to retire between the ages of 50 and 60 receive a pension benefit reduced by 1/2 of 1% for each month that the retirement age is less than age 60. The Supplemental Benefit Plan provides for vesting of accrued benefits in the event of a change in control followed by termination of employment of a covered employee not for cause.

     The following table illustrates the total annual retirement benefits which would be provided under the Supplemental Benefit Plan in specified remuneration and years of service classifications, on a straight life annuity basis. The amounts in the table have not been reduced by any benefits payable under the Company's Retirement Plan or Benefits Equalization Plan. This table assumes retirement in 1995. At such time, the individuals listed in the Summary Compensation Table above had the following final average earnings* and number of years of service: Mr. Nemirow, $707,334, 1 year; Mr. Gammie, $946,837, 41 years; Mr. Pascal, $324,900, 9 years; and Mr. D'Antuono, $294,424, 23 years. Mr. Fuller, whose 1995 annual salary and bonus on an annualized basis were $448,000, had eleven months of credited service under the Supplemental Benefit Plan at December 31, 1995.

                       SUPPLEMENTAL BENEFIT PLAN BENEFITS

                                                                                     30 OR
FINAL                                                                                MORE
AVERAGE           5 YEARS      10 YEARS     15 YEARS     20 YEARS     25 YEARS       YEARS
EARNINGS*         SERVICE      SERVICE      SERVICE      SERVICE      SERVICE       SERVICE
$100,000          $12,500      $25,000      $37,500      $50,000      $55,000      $60,000
125,000           15,625       31,250       46,875       62,500       68,750       75,000
150,000           18,750       37,500       56,250       75,000       82,500       90,000
175,000           21,875       43,750       65,625       87,500       96,250       105,000
200,000           25,000       50,000       75,000       100,000      110,000      120,000
225,000           28,125       56,250       84,375       112,500      123,750      135,000
250,000           31,250       62,500       93,750       125,000      137,500      150,000
300,000           37,500       75,000       112,500      150,000      165,000      180,000
350,000           43,750       87,500       131,250      175,000      192,500      210,000
400,000           50,000       100,000      150,000      200,000      220,000      240,000
450,000           56,250       112,500      168,750      225,000      247,500      270,000
500,000           62,500       125,000      187,500      250,000      275,000      300,000
600,000           75,000       150,000      225,000      300,000      330,000      360,000
700,000           87,500       175,000      262,500      350,000      385,000      420,000
800,000           100,000      200,000      300,000      400,000      440,000      480,000
900,000           112,500      225,000      337,500      450,000      495,000      540,000

* Average annual earnings for best 36 consecutive months in the 60 months preceding retirement.

     The Supplemental Benefit Plan also provides certain additional disability and death benefits and for the continuation, after retirement, of certain amounts of life insurance and medical insurance coverage.

     In November 1990 the Company entered into a Benefits Conversion Agreement with Mr. Gammie. The Agreement converts benefits payable under the Supplemental Benefit Plan and the Benefits Equalization Plan from a series of monthly payments for the life of Mr. Gammie and his spouse to an actuarially equivalent single sum payment determined at the time of his retirement, by reference to his actuarial life expectancy, calculated pursuant to tables then in use under the Retirement Plan, and a then-current rate of interest, as specified in the Agreement.

                   HUMAN RESOURCES AND COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The Human Resources and Compensation Committee develops and administers the compensation programs for the Company's executive officers. The Committee's goal is to develop executive compensation programs that are consistent with strategic business objectives.

     The Committee is composed entirely of independent, nonemployee directors who have not served as officers of the Company and have no interlocking relationships as defined by the Securities and Exchange Commission.

KEY ELEMENTS AND POLICIES FOR COMPENSATION OF EXECUTIVE OFFICERS

     The Company's basic policy for executive officers is that compensation should vary depending on the Company's success in the following areas:

      -- Performance versus the Company's financial and strategic objectives, and

      --  Creation of shareholder value.

(Bullet) The key elements of the Company's 1995 executive compensation program are base salary, the Annual Bonus Plan, stock options, and the Long-Term Cash Incentive Plan.

(Bullet) To determine appropriate compensation levels within each pay component, the Committee considers all elements of the executive compensation program. If targeted incentive levels are achieved, executive officers will be paid near the median of comparable executives in the paper and wood products industry. Actual compensation may range above or below this level, depending on the Company's performance.

(Bullet) Competitive market data is provided by an independent compensation consultant. The Company reviews the pay practices of companies in the paper products industry, as well as other general industry companies with similar annual revenues to the Company. The Committee believes this criteria provides reasonable pay comparisons, enabling the Company to assure that executives are being paid fairly, while assuring shareholders and the Company that executive pay levels are reasonable.

         In addition to compensation surveys, the Company reviews the proxy statements of peer companies in the paper and wood products industry. The proxy analysis group consists of the same companies used as the comparison group in the Long-Term Cash Incentive Plan described below.

(Bullet) The group of companies used for independent compensation comparisons includes many of the Company's peer companies. The list is expanded, however, to include other paper products companies and similar-sized general industry companies that are not a part of the Dow Jones Paper Products Group used for shareholder return comparisons. The Committee believes that the recruitment of executive talent should not necessarily be limited to the companies used in the Dow Jones group.

(Bullet) The cyclical nature of the paper products industry, combined with the major new strategic initiatives undertaken by the Company in recent years, argue for a heavy weighting of performance measured over more than a one-year period. As a result, the executive officers' target and maximum compensation opportunities under the two long-term incentive programs (stock options and Long-Term Cash Incentive Plan) combined are greater than their annual incentive opportunities.

BASE SALARY

     Executive officers' salaries are generally set to place them near the median levels of paper industry salaries using the competitive analyses described above, considering the scope of the individual's responsibilities relative to the responsibilities of executives at the comparison companies.

(Bullet) Competitive considerations form the primary basis for setting salary levels, since performance plays such a large role in determining annual and long-term incentives. However, in setting base salary levels, the Committee also considers the officer's performance against individual objectives during the preceding year, the profits of the individual's business unit relative to plan during the preceding year for business unit executives, and the profits of the Company and its Return on Capital Employed relative to plan during the preceding year for officers with corporate-wide responsibilities.

ANNUAL BONUS PLAN

     The Annual Bonus Plan for 1995 used two performance measures: Return on Capital Employed (weighted 65%) and cost reduction and productivity goals (weighted 35%):

(Bullet) RETURN ON CAPITAL EMPLOYED was measured at the corporate level for all participants, with awards based on performance relative to goals established at the beginning of the year. The capital intensive nature of the Company's business means that it is critical to evaluate earnings in the context of the resources required to generate them. In addition, there has been a strong historical relationship between Return on Capital Employed and market valuation for companies in the paper products industry.

(Bullet) SPECIFIC COST REDUCTION AND PRODUCTIVITY GOALS were established at the corporate and business unit levels, and actual results were compared to these goals when determining individual awards. For this measure, awards for those in corporate positions were based 75% on total Company results and 25% on corporate headquarters results, while awards for those in business units were based 75% on unit results and 25% on total Company results. The award to the Chief Executive Officer was based 100% on total Company results. The inclusion of this measure reflects the strategic importance the Company has placed on managing costs.

LONG-TERM CASH INCENTIVE PLAN

     The Long-Term Cash Incentive Plan measures performance over three-year periods. The current cycle covers 1994 through 1996. This plan also uses Return on Capital Employed as the primary performance measure, but it provides rewards based on the Company's performance over the period relative to a peer group of companies.

     Payouts are based on the Company's ranking within the comparison group in 1996, with an improvement in ranking required over the three-year period for any payout to occur.

(Bullet) To increase the linkage between executive compensation and shareholder value, payouts for the 1994-1996 performance cycle will be affected by the Company's stock price performance, as well as its Return on Capital Employed versus peer companies.

(Bullet) Each participant was awarded "units" at the beginning of the cycle. The number of units was equal to the individual's target award divided by the daily average price of the Company's Common Stock in December 1993. Return on Capital Employed performance relative to the peer companies will determine the number of units earned relative to target.

(Bullet) At the end of the performance period, the value to the executive will equal the number of units earned times the Company's average daily stock price during December 1996. Payouts will be made in cash in early 1997, following the determination of the Company's Return on Capital Employed ranking for 1996.

     The paper products industry is cyclical, with broad price swings influencing all market participants. For this reason, the Committee believes it is important to evaluate the Company's Return on Capital Employed performance in a competitive context to adjust for market-driven results (both positive and negative) that are beyond the Company's control.

     The peer comparison group includes the companies in the Dow Jones Paper Products Group used in the Total Shareholder Return graph, with the exception of Federal Paper Board Company, Inc. (acquired by International Paper Company) and Mead Corporation, and the addition of Abitibi-Price, Inc., Chesapeake Corp., P.H. Glatfelter Company, and Stone Container Corporation.

STOCK OPTIONS

     Stock options continue to play an important role in linking executives' compensation to the Company's Common Stock performance, and thus to the interests of shareholders. During 1995, stock options were granted at a price equal to the fair market value on the date of grant. Accordingly, the options have value to the executive only if the stock price appreciates. The Committee believes this design will focus executives on the creation of shareholder wealth over the longer term.

     Stock option award sizes are based on competitive practice. The Committee's objective is to deliver a competitive award opportunity based on the dollar value of the award granted. As a result, the number of shares underlying the stock option grant is dependent on stock price as well as competitive practice and may change from year to year.

POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT

     The Committee generally intends to administer the executive compensation program in such a way that compensation for executive officers will be fully deductible under Section 162(m) of the Code, including submitting plans for shareholder approval and determining payouts on an objective basis. However, if, in the Committee's judgment, the Company's compensation objectives could be better met through compensation that does not meet the criteria for deductibility, it may allow for non-deductible compensation.

COMPENSATION OF THE CEO DURING 1995

     Based on a competitive review by an independent compensation consultant, Mr. Nemirow's annualized 1995 salary of $500,000 was compared with compensation for CEOs at other paper and wood product companies and similar-sized general industry organizations. The Committee annually reviews Mr. Nemirow's salary level, and will consider such factors as tenure, individual performance, and contribution to the Company's success when contemplating future salary adjustments.

     Mr. Nemirow's payout under the Annual Bonus Plan was $573,000, which represents 114.6% of base salary and was determined by formula using the Return on Capital Employed, cost reduction and productivity measures described earlier. Mr. Nemirow did not receive a stock option grant in 1995; in January 1996 he received a grant of 50,000 stock options. He participates in the Long-Term Cash Incentive Plan for the 1994-1996 performance cycle.

     All members of the Human Resources and Compensation Committee concur in this report.

D. R. Melville (Chairman)
F. J. Aguilar
H. G. MacNeill

                            TOTAL SHAREHOLDER RETURN
          THE COMPANY VS. DOW JONES PAPER PRODUCTS GROUP* AND S&P 500
                                   1990-1995

     The table below compares the cumulative shareholder returns of the Common Stock for the last five years with the cumulative total return of the Dow Jones Paper Products Group and the S&P 500, assuming a $100 investment on December 31, 1990.

 (Performance Graph appears here. Plot points are listed in table below.)

                                                          Dow Jones Paper
Date            Bowater           S&P 500                 Products Group*
1990            $100              $100                    $100
1991            $108              $130                    $128
1992            $126              $140                    $129
1993            $123              $154                    $139
1994            $146              $156                    $156
1995            $198              $215                    $177

     *Companies include: Boise Cascade Corporation, Champion International Corporation, Consolidated Papers, Inc., Federal Paper Board Company, Inc., International Paper Company, Mead Corporation, Union Camp Corporation, and Westvaco Corporation.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Kenneth M. Curtis, a director of the Company, is a senior member of the law firm of Curtis Thaxter Stevens Broder & Micoleau, Limited Liability Company, P.A., which performed a research project for the Company during 1995. The fees for this project were less than 5% of the law firm's gross revenues for its last fiscal year.

     Fidelity Management Trust Company ("FMTC"), pursuant to a trust agreement dated July 1, 1994 (the "Agreement"), by and between the Company and FMTC, provides directed trustee services to the six qualified retirement plans maintained by the Company and its subsidiaries. In addition, Fidelity Institutional Retirement Services Company ("FIRSCO"), a company affiliated with FMTC, provides administrative recordkeeping services to the plans also in accordance with the terms of the Agreement. FMTC and FIRSCO are subsidiaries of FMR, Corp. During 1995, the Company paid to these entities approximately $26,000 for providing services to the plans. The Company expects that similar amounts will be paid in the future. The Company believes that its arrangements with these entities are on terms as favorable as could be obtained from a non-shareholder.

     FMR, Corp., through its mutual funds, owned 4,421,200 shares of Common Stock and 98,359 shares of Series B Stock during the month ending January 31, 1995. This was the highest number of shares of Company stock held by the mutual funds at any time during 1995. FMR, Corp. has since reduced its holdings to less than 5% of the outstanding shares of Common Stock or Series B Stock.

                                   ITEM NO. 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Upon recommendation of the Audit Committee of the Board of Directors, the Board of Directors has appointed KPMG Peat Marwick LLP as independent auditors for the Company to audit its consolidated financial statements for the year ended December 31, 1996, and has requested that the shareholders ratify the appointment. KPMG Peat Marwick LLP currently serves the Company and its subsidiaries as independent auditors and from time to time advises the Company on tax and other matters. Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

                           PROPOSALS BY SHAREHOLDERS

     A shareholder who wishes to present a proposal for inclusion in the proxy materials relating to the Annual Meeting of Shareholders to be held in 1997 should submit his or her proposal to the Secretary of the Company, 55 East Camperdown Way, Post Office Box 1028, Greenville, South Carolina 29602. Any proposal must be received on or before November 25, 1996, and the proponent must comply with the proxy rules under the Securities Exchange Act of 1934, as amended.

                            EXPENSES OF SOLICITATION

     The Company will bear the cost of soliciting proxies. In addition to soliciting proxies by mail, it is expected that some of the Company's officers and regular employees may solicit, without additional compensation, proxies by telephone, telegraph, or oral communication. The Company has requested that brokerage houses and other custodians, nominees and fiduciaries forward soliciting materials to their principals, the beneficial owners of Common Stock and Depositary Shares of the Company, and will reimburse them for their reasonable out-of-pocket expenses in so doing. The firm of Morrow & Co., Inc. has been retained to assist in the soliciting of proxies for a fee of $5,500, plus expenses.

                             FINANCIAL INFORMATION

     THE COMPANY'S 1995 ANNUAL REPORT IS ENCLOSED HEREWITH. THE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY SHAREHOLDER OF RECORD AS OF MARCH 22, 1996, WHO SO REQUESTS IN WRITING, A COPY OF THE 1995 ANNUAL REPORT OR THE COMPANY'S 1995 ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. ANY SUCH REQUEST SHOULD BE DIRECTED TO THE COMPANY, 55 EAST CAMPERDOWN WAY, POST OFFICE BOX 1028, GREENVILLE, SOUTH CAROLINA 29602,
ATTENTION: INVESTOR RELATIONS DEPARTMENT.

                                         By order of the Board of Directors,
                                  (sig of Wendy C. Shiba appears here)
                                         WENDY C. SHIBA
                                         SECRETARY

March 31, 1996

                                   NOTICE OF
                                 ANNUAL MEETING
                                      AND
                                PROXY STATEMENT

                            (Bowater logo appears here)

                                 DATE AND TIME
                             TUESDAY, MAY 21, 1996
                                 AT 10:30 A.M.

                                     PLACE
                            HOTEL INTER-CONTINENTAL
                              111 EAST 48TH STREET
                               NEW YORK, NEW YORK

                  PLEASE SIGN YOUR PROXY AND RETURN IT IN THE
                 ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOU MAY
                BE REPRESENTED AT THE MEETING IF YOU DO NOT PLAN
                             TO ATTEND PERSONALLY.

******************************************************************************
                              APPENDIX
******************************************************************************

                                BOWATER INCORPORATED
                PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
P                  OF THE COMPANY FOR ANNUAL MEETING MAY 21, 1996

R
         The undersigned hereby appoints David G. Maffucci and Wendy C. Shiba, or any one of them, each with full power of substitution, as proxies for the undersigned, to vote, as designated below, all the shares of 7% PRIDES Series B Convertible Preferred Stock, par value $1 per share, of Bowater
O Incorporated held of record by the undersigned on March 22, 1996, at the annual meeting of shareholders to be held May 21, 1996, or any adjournment(s) thereof and in their discretion, to vote upon any other matters which may properly come before the meeting.
    Election of Directors, Nominees:
X
    Francis J. Aguilar,
    Kenneth M. Curtis,
Y   John A. Rolls

                                           COMMENTS (change of address) [ ]
                                           (If you have written in the above
                                           space, mark the corresponding box on
                                           the reverse side of this card.)
     You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.
                                                                  SEE REVERSE
                                                                     SIDE

      *
     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND PROXYHOLDERS WILL VOTE, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

1. ELECTION OF DIRECTORS     FOR ALL NOMINEES [ ]             WITHHOLD AUTHORITY [ ]
                             LISTED BELOW                     (to vote for all nominees below)
1. ELECTION OF DIRECTORS   EXCEPTIONS* [ ] (as indicated
                           to the contrary below)

 Francis J. Aguilar, Kenneth M. Curtis, John A. Rolls
 INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.) *Exceptions
2. Proposal to ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the year ending December 31, 1996.
               FOR [ ]            AGAINST [ ]            ABSTAIN [ ]
3. At their discretion upon such other matters as may properly come before the annual meeting and any postponement or adjournment thereof.
                                     PROXY DEPARTMENT
                                     NEW YORK, N.Y. 10203-0468    Address Change
                                                                   Mark Here [ ]
                                           Change of address comments on reverse
                                           side.
                                           (Signature should conform exactly as
                                           name shown on this proxy. Executors,
                                           administrators, guardians, trustees,
                                           attorneys and officers signing for
                                           corporations should give full title.)
                                           Dated                          , 1996
                                              (Please be sure to insert date)
                                           Signed
                                                  Votes MUST be indicated
                                                  (x) in Black or Blue ink. [ ]
Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.

                                BOWATER INCORPORATED
                PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
P                  OF THE COMPANY FOR ANNUAL MEETING MAY 21, 1996

R
         The undersigned hereby appoints David G. Maffucci and Wendy C. Shiba, or any one of them, each with full power of substitution, as proxies for the undersigned, to vote, as designated below, all the shares of common stock of Bowater Incorporated held of record by the undersigned on March 22, 1996,
O at the annual meeting of shareholders to be held May 21, 1996, or any adjournment(s) thereof and in their discretion, to vote upon any other matters which may properly come before the meeting.
    Election of Directors, Nominees:
X
    Francis J. Aguilar,
    Kenneth M. Curtis,
Y   John A. Rolls

COMMENTS (change of address) [ ]
                                                Bowater Incorporated
                                                PO Box 11468
                                                New York, NY
                                                10203-0468
(If you have written in the above
space, mark the corresponding box on
the reverse side of this card.)
     You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.
                                                                  SEE REVERSE
                                                                     SIDE

      *
     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND PROXY HOLDERS WILL VOTE, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

1. ELECTION OF DIRECTORS     FOR ALL NOMINEES [ ]             WITHHOLD AUTHORITY [ ]
                             LISTED BELOW                     (to vote for all nominees below)
1. ELECTION OF DIRECTORS   EXCEPTIONS* [ ] (as indicated
                           to the contrary below)

 Francis J. Aguilar, Kenneth M. Curtis, John A. Rolls
 INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.) *Exceptions
2. Proposal to ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the year ending December 31, 1996.
               FOR [ ]            AGAINST [ ]            ABSTAIN [ ]
3. At their discretion upon such other matters as may properly come before the annual meeting and any postponement or adjournment thereof.
                                                               Change of Address
                                                                   Mark Here [ ]
                                           Change of address comments on reverse
                                           side.
                                           (Signature should conform exactly as
                                           name shown on this proxy. Executors,
                                           administrators, guardians, trustees,
                                           attorneys and officers signing for
                                           corporations should give full title.)
                                           Dated                          , 1996
                                              (Please be sure to insert date)
                                           Signed
                                                  Votes MUST be indicated
                                                  (x) in Black or Blue ink. [ ]
Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.